UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2026

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	IRS Employer Identification No.

1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

1-1822	Spire Missouri Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act (only applicable to Spire Inc.):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock $1.00 par value	SR	New York Stock Exchange LLC

6.375% Junior Subordinated Notes due 2086	SRJN	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 2, 2026, Spire Missouri Inc., a wholly owned subsidiary of Spire Inc. (NYSE: SR), filed a general rate case with the Missouri Public Service Commission (Docket No. GR-2027-0075) that includes new proposed rates for its service areas. This filing establishes Spire Missouri’s first future test year rates and includes mechanisms designed to improve revenue stability and predictability for customers.

Spire’s request represents a total revenue requirement increase of $228 million, including $57 million expected to be recovered from customers through the Infrastructure System Replacement Surcharge (ISRS) and $171 million to be net new revenues recovered from infrastructure investment and capital structure. The proposed rates are calculated on an average fiscal 2028 future test year rate base of $5.1 billion.

The filing assumes a common equity ratio of 55.0% and a 10.5% return on equity.

In accordance with Missouri law, the MoPSC has 11 months to consider this filing, with new rates expected to be effective by October 2027.

A copy of the related press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No. Description

99.1 Press Release, dated November 2, 2026, issued by Spire Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.
Date:	November 2, 2026	By:	/s/ Adam W. Woodard
Adam W. Woodard Executive Vice President and Chief Financial Officer

Spire Missouri Inc.
Date:	November 2, 2026	By:	/s/ Melinda S. Rush
Melinda S. Rush Chief Financial Officer